Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Receives 510(k) Clearance for Hemodiafiltration System

RIVER EDGE, NJ – April 30, 2012 - Nephros, Inc. (OTC Bulletin Board: NEPH), a medical device company developing and marketing filtration products for therapeutic applications and advanced water purification solutions, today announced the Company has received 510(k) clearance from the Food and Drug Administration (“FDA”) to market its Hemodiafiltration (“HDF”) system for the treatment of chronic renal failure when used with UF controlled dialysis machines capable of producing ultrapure dialysate in accordance with current AAMI/ANSI/ISO standards in the United States.

The system is comprised of Nephros’s OLpur MD220 Hemodiafilter and Nephros’s OLpur H2H Hemodiafiltration module. Nephros’s OLpur MD220 Hemodiafilter is a dialyzer designed expressly for HDF therapy that employs Nephros’s proprietary Mid-Dilution Hemodiafiltration technology. Nephros’s OLpur H2H Hemodiafiltration module is intended for use with UF controlled dialysis machines capable of producing ultrapure dialysate in accordance with current AAMI/ANSI/ISO standards.

“HDF represents an alternative treatment option for chronic renal failure, and I am excited that patients in the United States will now have the opportunity to be treated with this important therapy,” said Leonard Stern, M.D., Medical Director at Columbia University Dialysis Center, and Associate Clinical Professor of Medicine, Columbia University, College of Physician and Surgeons.

“Nephros can now offer the only on-line HDF therapy available in the U.S.,” said John C. Houghton, President & CEO of Nephros, Inc. “Nephros will first pursue a limited launch of its HDF system before expanding into the broader market. In parallel, Nephros will evaluate opportunities to leverage the resources of a strategic partner to most effectively address the market.”

King & Spalding LLP serves as regulatory counsel for Nephros, Inc.

The U.S. Dialysis Market

26 million American adults have Chronic Kidney Disease (CKD) and millions of others are at increased risk. CKD is a progressive disease which ultimately leads to kidney failure. There are more than half a million patients whose kidneys have failed requiring them to seek treatment. Of this, approximately 370,000 are receiving hemodialysis and this number is growing year on year. In 2009 the total medical care costs for Chronic Renal Failure reached $42.5 billion.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications and water purification. The Nephros Hemodiafiltration (HDF) system is intended to address the critical financial and clinical needs of the care provider. The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products, which includes the MSU and SSU ultrafilters. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria, viruses, parasites and biotoxins. The Nephros DSU, MSU, and SSU are intended for the filtration of biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements regarding the efficacy and intended use of our technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that:

•	we may not be able to continue as a going concern;
•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;
•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan or effectively market our products;
•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;
•	we may encounter problems with our suppliers and manufacturers;
•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;
•	HDF therapy may not be accepted in the United States and/or our technology and products may not be accepted in current or future target markets, which could lead to failure to achieve market penetration of our products;
•	we may not be able to effectively market our HDF system
•	we may not be able to sell our chronic renal failure therapy or water filtration products at competitive prices or profitably;
•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and
•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about us and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our other periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.